                                                                   Exhibit 10.14

                            FIRST AMENDMENT TO LEASE

        This FIRST AMENDMENT TO LEASE ("Amendment") is made as of this ___ day of May, 2000, by and between STARWOOD O.C. PORTFOLIO I, L.L.C., a Delaware limited liability company ("Landlord"), and STARBASE CORPORATION, a Delaware corporation ("Tenant"), with reference to the facts set forth in the Recitals below.

                                r e c i t a l s :

        A. Landlord and Tenant previously entered into that certain Office Lease Agreement dated June 30, 1998 (the "Lease").

        B. Pursuant to the Lease, Tenant currently leases from Landlord those certain premises (the "Existing Premises") at Hutton Centre, Santa Ana, California (the "Project") commonly known as Suite 800 comprising the entire eighth (8th) floor of the building located at 4 Hutton Centre Drive (the "Building"). The Existing Premises currently contain approximately 21,727 rentable square feet in the aggregate.

        C. Tenant has exercised Tenant's Right to Lease the ninth (9th) floor of the Building in accordance with Paragraph 51 of the Addendum to the Lease.

        D. Landlord and Tenant desire to amend the Lease in order to, among other things, lease to Tenant the Existing Premises and entire ninth (9th) floor of the Building, all upon and subject to the new terms set forth below. The parties intend that the economic terms and conditions of this Amendment supersede those set forth in the Lease with respect to the Existing Premises.

        E. Defined terms which are used in this Amendment without definition have the meanings given to them in the Lease.

                               A G R E E M E N T :

        NOW, THEREFORE, in consideration of the above Recitals and the mutual covenants and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Landlord and Tenant agree as follows:

        1. New Premises. Tenant hereby agrees to lease from Landlord and Landlord hereby agrees to lease to Tenant the Existing Premises and the entire ninth (9th) floor of the Building (to be known as Suite 900 and referred to hereinafter as the "Expansion Space") (collectively, the "New Premises") on the terms and conditions hereinafter set forth. The New Premises shall consist of approximately 43,349 rentable square feet in the aggregate (38,391 usable square feet), i.e., 21,727 rentable (18,738 usable) square feet on the eighth (8th) floor and 21,622 rentable (19,653 usable) square feet on the ninth (9th) floor, and is depicted on Exhibit "A" attached hereto. Exhibit "A" attached hereto showing the New Premises is hereby incorporated into and made a part of the Lease, as amended hereby, replacing the description of the Premises set forth therein. Tenant's use and occupancy of the New Premises shall be in accordance with the terms and conditions of the Lease as amended hereby. As of the New Premises Commencement Date (as hereinafter defined), all references in the Lease to the defined term "Premises" shall mean and refer to the New Premises.

        2. New Premises Commencement Date and Term. The term for Tenant's leasing of the New Premises ("New Term") shall commence on the date set forth in the Work Letter Agreement attached hereto as Exhibit "B" ("Work Letter") and shall expire on the last day of the 60th full calendar month thereafter.

        3. Rent. Prior to the New Premises Commencement Date, Tenant shall continue to pay Base Rental for the Existing Premises of $49,114.15 per month. Commencing as of the New Premises Commencement Date and continuing for the duration of the New Term, Tenant shall pay Base Rent for the New Premises in accordance with the following schedule:

                       Period (in Months) *           Monthly Base Rental
                       --------------------           -------------------
                               * - 12                      $91,770.60
                              13 - 24                      $93,904.80
                              25 - 36                      $96,039.00
                              37 - 48                      $98,173.20
                              49 - 60                     $100,307.40

                     *   Measured from the New Premises Commencement Date

Notwithstanding the above schedule, the first month's Base Rental for the New Premises shall be due and payable upon the New Premises Commencement Date.

        4. Tenant's Pro Rata Share. Effective as of the New Premises Commencement Date, Tenant's Pro Rata Share for the New Premises shall be 20.67%.

        5. Base Year. Notwithstanding any contrary provision in the Lease, effective as of the New Premises Commencement Date and continuing for the duration of the New Term, the Base Year for the New Premises shall be calendar year 2000. Tenant shall not be subject to any pass throughs of Basic Costs during the initial twelve (12) months of the New Term.

        6. Additional Security Deposit. Notwithstanding any contrary provision in Section 6 of the Lease, upon Tenant's execution of this Amendment, Tenant shall deposit with Landlord an additional $46,487.30 worth of Security Deposit which shall be held by Landlord pursuant to Section 6 of the Lease along with the $49,114.15 currently being held by Landlord for the Existing Premises (for a total Security Deposit of $95,601.45), as security for the performance of Tenant's obligations under the Lease as amended hereby. Landlord hereby agrees that Tenant, having met the minimum net worth requirement set forth in Section 6 of the Lease, shall have no obligation to deliver to Landlord the Expansion Space Letter of Credit as set forth therein and Tenant's existing Letter of Credit shall be canceled.

        7. Condition of New Premises. Landlord shall improve the New Premises per a mutually agreeable space plan as set forth in the Work Letter, subject to payment by Tenant of all costs in excess of the "Allowance" to be provided by Landlord as described in the Work Letter.

        8. Parking. Notwithstanding any contrary provision in Exhibit E to the Lease, effective as of the New Premises Commencement Date, Tenant shall lease up to one hundred seventy two (172) parking spaces, based upon a ratio of 4.5 spaces per 1,000 usable square feet of the New Premises for the balance of the New Term. Tenant shall be obligated to lease a minimum of one hundred forty-five
(145) parking spaces. One hundred fifty seven (157) spaces out of Tenant's total parking allocation shall be unreserved spaces and the remaining fifteen (15) spaces shall be reserved for Tenant's exclusive use. Tenant shall pay to Landlord as additional rent under the Lease, as amended hereby, the following monthly parking charges for the New Term: $40.00 per space for unreserved spaces and $85.00 per space for reserved space. If Tenant requires additional unreserved parking spaces, subject to availability Landlord shall use reasonable efforts to accommodate such requirements on an as-available, month-to-month basis only at a cost of $45.00 per space per month during the New Term.

        9. Right to Lease Additional Space. Tenant' Right to Lease set forth in Paragraph 51 of the Addendum to the Lease is hereby deleted and replaced by the following provision:

Right to Lease Additional Space.

(a) Subject to the terms of this Paragraph 9, Paragraph 50 of the Addendum to the Lease (with respect to the determination of the fair market rental rate) and Paragraph 52 of the Addendum to the Lease, entitled "Options", Tenant shall have a continuous right to lease ("Tenant's Right to Lease") any space on the third
(3rd) and seventh (7th) floors of the Building ("First Offer Space") to the extent any such space becomes available for lease to third parties after the expiration of any existing lease for such space during the New Term, including the expiration of all renewal or extension options, and after the existing tenant or occupant vacates their space . Tenant's Right to Lease is subject and subordinate to the rights of all other existing tenants of the Building with prior expansion or lease rights relative to any First Offer Space.

(b) Landlord will give Tenant written notice of the availability of any First Offer Space and the date the existing tenant or occupant, if any, is expected to vacate such space ("Landlord's Availability Notice"). Within five (5) days following delivery of Landlord's Availability Notice, Tenant will have the right to request from Landlord in writing a written statement setting forth the basic economic terms, including, but not limited to, Landlord's determination of the Base Rental, tenant improvement allowance, if any, and all other economic terms and conditions (collectively, the "Economic Terms"), upon which Landlord is willing to lease the First Offer Space to Tenant or to a third party. Such Economic Terms will represent Landlord's reasonable determination of the fair market rental rate for the First Offer Space. Such fair market rental rate shall have the meaning set forth in Paragraph 50.

(c) Within fifteen (15) business days after receipt of the Economic Terms from Landlord, Tenant must give Landlord written notice pursuant to which Tenant shall elect to either: (i) lease the First Offer Space upon such Economic Terms and the same non-Economic Terms as set forth in the Lease with respect to the Premises; (ii) refuse to lease the First Offer Space, specifying that such refusal is not based upon the Economic Terms, but upon Tenant's lack of need for the First Offer Space, in which event Landlord may at any time thereafter lease the First Offer Space to any party upon any terms Landlord deems appropriate; or
(iii) refuse to lease the First Offer Space, specifying that such refusal is based upon the Economic Terms, in which event Tenant will also specify revised Economic Terms upon which Tenant is willing to lease the First Offer Space (provided that Tenant may not specify a different lease term for the First Offer Space, it being understood that the term of the Lease with respect to any First Offer Space shall be coterminous with the New Term). Tenant's failure to timely choose either clause (i), clause (ii) or clause (iii) above will be deemed to be Tenant's choice of clause (ii) above.


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

(d) If Tenant gives Landlord notice pursuant to clause (c)(iii) above, Landlord may elect, within five (5) days following receipt of such notice from Tenant, either to: (i) lease the First Offer Space to Tenant upon such revised Economic Terms proposed by Tenant, and the same other non-Economic Terms as set forth in this Lease; or (ii) lease the First Offer Space at any time thereafter to any third party upon terms which are not substantially more favorable to said party than the Economic Terms originally proposed by Tenant. Landlord's failure to timely choose either clause (i) or clause (ii) above will be deemed to be Landlord's choice of clause (ii) above.

(e) If Tenant chooses (or is deemed to have chosen) clause (c)(ii) above, or if Landlord chooses (or is deemed to have chosen) clause (d)(ii) above, Tenant's Right to Lease the First Offer Space as specified in the Availability Notice will be null and void and of no further force or effect. If Tenant exercises its Right to Lease as provided herein, the parties will promptly thereafter execute an amendment to this Lease to include the First Offer Space in the New Premises and to document the lease terms thereof.

(f) As provided above, Tenant's Right to Lease is subject to all expansion and extension rights and other rights to lease, as applicable, which Landlord has granted to other tenants prior to the date of this Lease. Thus, Landlord's Economic Terms will be delivered to Tenant only after Landlord has appropriately notified and received negative responses from all other tenants with rights in the First Offer Space superior to Tenant's rights.

        10. Option to Extend. Tenant's Extension Option set forth in Paragraph 50 of the Addendum to the Lease shall continue in full force and effect as to the entire New Premises.

        11. Signs. Tenant shall be entitled to the following identity signs at Tenant's sole cost and expense: (i) four (4) strips on the directory board in the Building lobby; (ii) one Building standard suite entry sign on each floor of the New Premises and (iii) one elevator lobby sign on each floor of the New Premises. Furthermore, subject to the criteria set forth below, Tenant shall have the right to have the name "Starbase Corporation" or "StarBase" and the corporate logo of StarBase Corporation placed exclusively in one (1) building-top location on the exterior of the Building ("Building Top Sign"). Tenant shall pay a fee of Three Thousand Three Hundred Thirty Three Thousand Dollars and 33/100 ($3,333.33) per month during the New Term as consideration for Tenant's Building Top Sign rights. Such fee shall be due and payable monthly concurrently with Tenant's payments of Monthly Base Rental under the Lease. The initial payment shall occur upon installation of the Building Top Sign. The specific location and level of the Building Top Sign shall be mutually agreed upon by Landlord and Tenant. If the Building Top Sign has not been installed within twelve (12) months following the New Premises Commencement Date, Tenant's rights under this Paragraph 11 with respect to the Building Top Sign shall be deemed null and void and of no further force or effect. Tenant shall maintain and repair all of Tenant's signs at Tenant's expense, or at Tenant's option have Landlord maintain and repair all of Tenant's signs at Tenant's expense at a cost commensurate with market costs. Upon the expiration or earlier termination of this Lease, Tenant shall, at Tenant's sole cost and expense (except as otherwise set forth hereinabove), (i) cause all of Tenant's signs to be removed from the exterior and interior of the Building, (ii) repair any damage caused by the removal of Tenant's signs, and (iii) restore the underlying surfaces to the condition existing prior to the installation of Tenant's signs or at Tenant's option have Landlord do (i), (i) and (iii), at Tenant 's sole cost and expense, at a cost commensurate with market costs.

        The sign rights granted herein are personal to the original Tenant executing this Amendment and may not be assigned, voluntarily or involuntarily, to any person or entity unless approved in writing by Landlord. The rights granted to the original Tenant hereunder are not assignable separate and apart from the Lease, as amended hereby, nor may any right granted herein be separated from the Lease, as amended hereby, in any manner, either by reservation or otherwise. Notwithstanding the foregoing, Tenant's sign rights will be assignable to the surviving entity of a merger or acquisition pursuant to
Section 13(f) of the Lease.

        12. Broker. Tenant warrants that it has had no dealings with any real estate broker or agent in connection with the negotiation of this Amendment other than Grubb & Ellis Company, and that it knows of no other real estate broker or agent who is or might be entitled to a commission in connection with this Amendment other than Landlord's broker. If Tenant has dealt with any person or real estate broker with respect to this Amendment, then Tenant shall be solely responsible for the payment of any fee due said person, broker or firm and Tenant shall indemnify and hold Landlord free and harmless from and against any and all claims, losses, damages, costs, expenses, actions or causes of action, liability, or judgments with respect thereto, including attorneys' fees and court costs.

        13. Inapplicable Provisions. Exhibit "D" to the Lease is hereby deleted as inapplicable to the New Premises.

        14. Satellite Dish. Subject all applicable governmental laws, rules, regulations, codes, rules, ordinances and all conditions, covenants & restrictions of record affecting the Project, provided Tenant obtains Landlord's prior written consent as to location, size, method of installation and screening of such equipment, which consent shall not be unreasonably withheld delayed, Tenant shall have a right to use a portion of the rooftop of the Building to install one satellite dish along with associated conduit to accommodate connectivity to the Premises, at no charge throughout the New Term, as Tenant may deem desirable for the operation of its business; provided, however, (i) Tenant shall enter into Landlord's standard roof top license agreement in connection with any such rooftop use, (ii) Tenant shall pay for all


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

costs of installation, screening, maintenance, repair and insurance of such roof top equipment, (iii) Landlord shall have approval rights as to location, size, configuration, method of installation and screening of all such equipment, (iv) no roof penetrations shall be made without obtaining Landlord's consent, which consent shall not be unreasonably withheld or delayed, and (v) Tenant shall, at its own expense, promptly repair any damage or wear to the roof resulting from the installation and use of such equipment, and upon the expiration or earlier termination of the Lease, Tenant shall restore the Building and roof to the condition existing prior to the placement of Tenant's satellite dish and the appurtenant conduit.

        15. No Other Modifications. All terms and conditions of the Lease remain unchanged and in full force and effect, except as otherwise expressly set forth in this Amendment. To the extent of any conflict between the express terms of the Lease and the express terms of this Amendment, the express terms of this Amendment shall prevail and control.

        IN WITNESS WHEREOF, the parties have each executed this Amendment as of the date set forth above.

        "TENANT"                   STARBASE CORPORATION,
                                   a Delaware corporation


                                   By: /s/ DOUGLAS S. NORMAN
                                       ----------------------------------------
                                       Print Name: Douglas S. Norman
                                                   ----------------------------
                                       (Vice) President
                                       Chief Financial Officer
                                       Date: 5/10/00
                                             ----------------------------------

                                   By:
                                       ----------------------------------------
                                       Print Name:
                                                  -----------------------------
                                       (Assistant) Secretary
                                       Date:
                                             ----------------------------------


        "LANDLORD"                 STARWOOD O.C. PORTFOLIO I, L.L.C.
                                   a Delaware limited liability company

                                   By: Starwood O.C. Holdings, L.L.C.
                                       a Delaware limited liability company,
                                       its sole member

                                       By: Transwestern O.C., L.L.C.,
                                           a Delaware limited liability company
                                           a manager and member

                                           By:  Transwestern Investment Company,
                                                L.L.C.,
                                                Its:  Agent


                                                By: /s/ STEPHEN D. MILLER
                                                   ----------------------------
                                                   Stephen D. Miller
                                                   Vice President



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


                            DEPICTION OF NEW PREMISES

                                [To Be Supplied]



                             [BUILDING FLOOR PLAN]

                              WORK LETTER AGREEMENT
                                   [ALLOWANCE]

This WORK LETTER AGREEMENT ("Work Letter Agreement") is entered into as of the 21 day of May, 2000 by and between STARWOOD O.C. PORTFOLIO I, L.L.C., a Delaware limited liability company ("Landlord"), and STARBASE CORPORATION, a Delaware corporation ("Tenant").

                                r e c i t a l s :

A. Concurrently with the execution of this Work Letter Agreement, Landlord and Tenant have entered into that certain First Amendment to Lease (the "Amendment"). The Amendment amends that certain Office Lease Agreement dated as of June 30, 1998 (as amended, the "Lease"), concerning certain premises (the "Existing Premises") known as Suite 800 located on the eighth (8th) floor of that certain building in Hutton Centre at 4 Hutton Centre Drive, Santa Ana, California (the "Building"). All terms not defined herein have the same meaning as set forth in the Lease as amended by the Amendment. To the extent applicable, the provisions of the Lease as amended by the Amendment are incorporated herein by this reference.

B. The parties desire that the Existing Premises be expanded to include the entire ninth (9th) floor of the Building ( the "Expansion Space"). The Existing Premises and the Expansion Space are collectively referred to hereinafter as the "New Premises."

C. In order to induce Tenant to enter into the Amendment and in consideration of the mutual covenants hereinafter contained, Landlord and Tenant agree as follows with respect to improvements for the New Premises:

1. TENANT IMPROVEMENTS. As used in the Lease as amended by the Amendment, and this Work Letter Agreement, the term "Tenant Improvements" or "Tenant Improvement Work" means those items of general tenant improvement construction using Building standard materials shown on the Final Plans (described in Section 4 below), more particularly described in Section 5 below for the New Premises.

2. WORK SCHEDULE. As soon as practicable following the execution of this Work Letter Agreement, Landlord will deliver to Tenant, for Tenant's review and approval, a schedule ("Work Schedule") which will set forth the timetable for the planning and completion of the installation of the Tenant Improvements. The Work Schedule will set forth each of the various items of work to be done or approval to be given by Landlord and Tenant in connection with the completion of the Tenant Improvements. The Work Schedule will be submitted to Tenant for its approval, which approval Tenant agrees not to unreasonably withhold, and, once approved by both Landlord and Tenant, the Work Schedule will become the basis for completing the Tenant Improvements. All plans and drawings required by this Work Letter Agreement and all work performed pursuant thereto are to be prepared and performed in accordance with the Work Schedule. Landlord may, from time to time during construction of the Tenant Improvements, modify the Work Schedule as Landlord reasonably deems appropriate.

3. CONSTRUCTION REPRESENTATIVES. Landlord hereby appoints the following person(s) as Landlord's representative ("Landlord's Representative") to act for Landlord in all matters covered by this Work Letter Agreement:
__________________________________.

Tenant hereby appoints the following person(s) as Tenant's representative ("Tenant's Representative") to act for Tenant in all matters covered by this Work Letter Agreement: _____________________________.

All communications with respect to the matters covered by this Work Letter Agreement shall be made to Landlord's Representative or Tenant's Representative, as the case may be, in writing in compliance with the notice provisions of the Lease. Either party may change its representative under this Work Letter Agreement at any time by written notice to the other party in compliance with the notice provisions of the Lease.

4. TENANT IMPROVEMENT PLANS.

(a) PREPARATION OF SPACE PLANS. In accordance with the Work Schedule, Tenant agrees to meet with Landlord's architect and/or space planner for the purpose of promptly preparing preliminary space plans for the layout of the New Premises ("Space Plans"). The Space Plans are to be sufficient to convey the architectural design of the New Premises and layout of the Tenant Improvements therein and are to be submitted to Landlord in accordance with the Work Schedule for Landlord's approval. If Landlord reasonably disapproves any aspect of the Space Plans, Landlord will advise Tenant in writing of such disapproval and the reasons therefor in accordance with the Work Schedule. Tenant will then submit to Landlord for Landlord's approval, in accordance with the Work Schedule, a redesign of the Space Plans incorporating the revisions reasonably required by Landlord.

(b) PREPARATION OF FINAL PLANS. Based on the approved Space Plans, and in accordance with the Work Schedule, Landlord's architect will prepare such complete architectural plans, drawings and specifications and complete engineered mechanical, structural and electrical working drawings as Landlord may deem necessary for all of the Tenant Improvements for the New Premises (collectively, the "Final Plans"). The Final Plans will show: (a) the subdivision (including partitions and walls), layout, lighting, finish and decoration work (including carpeting and other floor coverings) for the New Premises; (b) all internal and external communications and utility facilities which will require conduiting or other improvements from the base Building shell work and/or within common areas; and (c) all other specifications for the Tenant Improvements. The Final Plans will be submitted to Tenant for signature to confirm that they are consistent with the Space Plans. If Tenant reasonably disapproves any aspect of the Final Plans based on any inconsistency with the Space Plans, Tenant agrees to advise Landlord in writing of such disapproval and the reasons therefor within the time frame set forth in the Work Schedule. In accordance with the Work Schedule, Landlord will then cause Landlord's architect to redesign the Final Plans incorporating the revisions reasonably requested by Tenant so as to make the Final Plans consistent with the Space Plans.

(c) REQUIREMENTS OF TENANT'S FINAL PLANS. Tenant's Final Plans will include locations and complete dimensions, and the Tenant Improvements, as shown on the Final Plans, will: (i) be compatible with the Building shell and with the design, construction and equipment of the Building; (ii) be then compatible with and of at least equal quality as the standard construction materials used by Landlord in the Building (the "Standards") and approved by Landlord; (iii) comply with all applicable laws, ordinances, rules and regulations of all governmental authorities having jurisdiction, and all applicable insurance regulations; (iv) not require Building service beyond the level normally provided to other tenants in the Building and will not overload the Building floors; and (v) be of a nature and quality consistent with the overall objectives of Landlord for the Building, as determined by Landlord in its reasonable but subjective discretion.

(d) SUBMITTAL OF FINAL PLANS. Once approved by Landlord and Tenant, Landlord's architect will submit the Final Plans to the appropriate governmental agencies for plan checking and the issuance of a building permit. Landlord's architect, with Tenant's cooperation, will make any changes to the Final Plans which are requested by the applicable governmental authorities to obtain the building permit. After approval of the Final Plans no further changes may be made without the prior written approval of both Landlord and Tenant, and then only after agreement by Tenant to pay any excess costs resulting from the design and/or construction of such changes. Tenant hereby acknowledges that any such changes will be subject to the terms of Section 10 below.

(e) CHANGES TO SHELL OF BUILDING. If the Final Plans or any amendment thereof or supplement thereto shall require changes in the Building shell, the increased cost of the Building shell work caused by such changes will be paid for by Tenant or charged against the "Allowance" described in Section 5 below.

(f) WORK COST ESTIMATE AND STATEMENT. Prior to the commencement of construction of any of the Tenant Improvements shown on the Final Plans, Landlord will submit to Tenant a written estimate of the cost to complete the Tenant Improvement Work, which written estimate will be based on the Final Plans taking into account any modifications which may be required to reflect changes in the Final Plans required by the City or County in which the New Premises is located (the "Work Cost Estimate"). Tenant will either approve the Work Cost Estimate or disapprove specific items and submit to Landlord revisions to the Final Plans to reflect deletions of and/or substitutions for such disapproved items. Submission and approval of the Work Cost Estimate will proceed in accordance with the Work Schedule. Upon Tenant's approval of the Work Cost Estimate (such approved Work Cost Estimate to be hereinafter known as the "Work Cost Statement"), Landlord will have the right to purchase materials and to commence the construction of the items included in the Work Cost Statement pursuant to Section 6 hereof. If the total costs reflected in the Work Cost Statement exceed the Allowance as described in Section 5(b) below, Tenant agrees to pay such excess, as additional rent, within ten (10) business days after Tenant's approval of the Work Cost Estimate or amortize such excess pursuant to Section 5(b) below. Throughout the course of construction, any differences between the estimated Work Cost in the Work Cost Statement and the actual Work Cost will be determined by Landlord and appropriate adjustments and payments by Landlord or Tenant, as the case may be, will be made within ten (10) business days thereafter, or amortize such excess pursuant to Section 5(b) below.

5. PAYMENT FOR THE TENANT IMPROVEMENTS.

(a) ALLOWANCE. Landlord hereby grants to Tenant a tenant improvement allowance of $9.00 per usable square foot of the New Premises, i.e., Three Hundred Forty Five Thousand, Five Hundred Nineteen and No/100 Dollars ($345,519.00) (the "Allowance"). Landlord and Tenant hereby acknowledge that the Allowance includes the $4.00 per usable square foot "Expansion Space Allowance" described in Exhibit "D" to the original Lease which was never used by Tenant. The Allowance is to be used only for:

(i) Payment of the cost of preparing the Space Plans and the Final Plans, including mechanical, electrical, plumbing and structural drawings and of all other aspects necessary to complete the Final Plans. The Allowance may be used for the payment of extraordinary design work not consistent with the scope of the Standards (i.e., above-standard design work); or for payments to any other consultants, designers or architects other than Landlord's architect and/or Tenant's architect, provided, however that total expenditures for architectural services shall not exceed $2.00 per usable square foot,


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

(ii) The payment of plan check, permit and license fees relating to construction of the Tenant Improvements.

(iii) Construction of the Tenant Improvements, including, without limitation, the following:

(aa) Installation within the New Premises of all partitioning, doors, floor coverings, ceilings, wall coverings and painting, millwork and similar items;

(bb) All electrical wiring, lighting fixtures, outlets and switches, and other electrical work necessary for the New Premises;

(cc) The furnishing and installation of all duct work, terminal boxes, diffusers and accessories necessary for the heating, ventilation and air conditioning systems within the New Premises, including the cost of meter and key control for after-hour air conditioning;

(dd) Any additional improvements to the New Premises required for Tenant's use of the New Premises including, but not limited to, odor control, special heating, ventilation and air conditioning, noise or vibration control or other special systems or improvements and telephone and data cabling;

(ee) All fire and life safety control systems such as fire walls, sprinklers, halon, fire alarms, including piping, wiring and accessories, necessary for the New Premises;

(ff) All plumbing, fixtures, pipes and accessories necessary for the New
Premises;

(gg) Testing and inspection costs; and

(hh) Signage costs;

(ii) Labor costs associated with temporarily moving/relocating Tenant's furniture/furniture systems as required to complete the Tenant Improvements; and

(jj) Fees for the contractor and Landlord's tenant improvement coordinator including, but not limited to, fees and costs attributable to general conditions associated with the construction of the Tenant Improvements, such as contractor's overhead and Landlord's standard five percent (5%) construction management fee for Landlord's tenant improvement coordinator.

(b) EXCESS COSTS. The cost of each item referenced in Section 5(a) above shall be charged against the Allowance. If the Work Cost exceeds the Allowance, Tenant agrees to pay to Landlord such excess including a five percent (5%) fee for the tenant improvement coordinator associated with the supervision of such excess work prior to the commencement of construction within five (5) business days after invoice therefor (less any sums previously paid by Tenant for such excess pursuant to the Work Cost Estimate). Notwithstanding the foregoing, Tenant shall have the right to amortize up to a maximum of $4.00 per usable square foot of the New Premises, i.e., One Hundred Fifty Three Thousand Five Hundred Sixty Four Dollars ($153,564) of any excess costs above the Allowance over the New Term with interest at twelve percent (12%) per annum. Such excess costs shall be due and payable in equal monthly installments concurrently with Tenant's monthly payments of Base Rental under the Lease as amended by the Amendment. In no event will the Allowance be used to pay for Tenant's furniture, artifacts, equipment, telephone systems or any other item of personal property which is not affixed to the New Premises.

(c) CHANGES. If, after the Final Plans have been prepared and the Work Cost Statement has been established, Tenant requires any changes or substitutions to the Final Plans, any additional costs related thereto, including a five percent (5%) fee for Landlord's tenant improvement coordinator associated with the supervision of such changes or substitutions, are to be paid by Tenant to Landlord prior to the commencement of construction of the Tenant Improvements provided, however, that Landlord will first apply toward any such increase any remaining balance of the Allowance or shall amortize such increase pursuant to
Section 5(b) above if there is no balance left in the Allowance. Any changes to the Final Plans will be approved by Landlord and Tenant in the manner set forth in Section 4 above and will, if necessary, require the Work Cost Statement to be revised and agreed upon between Landlord and Tenant in the manner set forth in
Section 4(f) above. Landlord will have the right to decline Tenant's request for a change to the Final Plans if such changes are inconsistent with the provisions of Section 4 above.

(d) GOVERNMENTAL COST INCREASES. If increases in the cost of the Tenant Improvements as set forth in the Work Cost Statement are due to requirements of any governmental agency, Tenant agrees to pay Landlord the amount of such increase, including a five percent (5%) fee for the tenant improvement coordinator associated with the supervision of such additional work, within five
(5) days of Landlord's invoice therefor; provided, however, that Landlord will first apply toward any such increase any remaining balance of the Allowance provided, however, that Landlord will first apply toward any such increase any remaining balance of the Allowance or shall amortize such increase pursuant to
Section 5(b) above if there is no balance left in the Allowance.


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

(e) UNUSED ALLOWANCE AMOUNTS. Any unused portion of the Allowance upon completion of the Tenant Improvements shall not be refunded to Tenant or be available to Tenant as a credit against any obligations of Tenant under the Lease as amended by the Amendment.

6. CONSTRUCTION OF TENANT IMPROVEMENTS. Until Tenant approves the Final Plans and Work Cost Statement, Landlord will be under no obligation to cause the construction of any of the Tenant Improvements. Following Tenant's approval of the Work Cost Statement described in Section 4(f) above and upon Tenant's payment of the total amount by which such Work Cost Statement exceeds the Allowance, if any, Landlord's contractor will commence and diligently proceed with the construction of the Tenant Improvements, subject to Tenant Delays (as described in Section 9 below) and Force Majeure Delays (as described in Section 10 below).

The Tenant Improvements shall be performed during normal business hours or after normal business hours as necessary within the Existing Premises at Tenant's expense. Tenant shall remain in possession of the Existing Premises and shall not be entitled to any abatement of rent or other damages for any inconvenience Tenant may suffer during such time. Landlord and Tenant shall cooperate and cause their respective employees, agents and contractors to cooperate with the other during said period to expedite completion of the Tenant Improvements as well as to minimize any unreasonable interference with Tenant's business operations in the Existing Premises. Such cooperation by Tenant shall include, without limitation, moving and/or other temporary relocation of furniture and fixtures as necessary to complete the Tenant Improvements in an expeditious manner.

7. FREIGHT/CONSTRUCTION ELEVATOR. As applicable, Landlord will, consistent with its obligation to other tenants in the Building, if appropriate and necessary, make the freight/construction elevator reasonably available to Tenant in connection with the initial decorating, furnishing and moving into the Expansion Space.

8. NEW PREMISES COMMENCEMENT DATE AND SUBSTANTIAL COMPLETION.

(a) NEW PREMISES COMMENCEMENT DATE. The term of the Lease as to the New Premises will commence on the date (the "New Premises Commencement Date") which is the earlier of: (i) the date Tenant moves into the Expansion Space to commence operation of its business in all or any portion of the Expansion Space; or (ii) the date the Tenant Improvements have been "substantially completed" (as defined below); provided, however, that if substantial completion of the Tenant Improvements is delayed as a result of any Tenant Delays described in Section 9 below, then the New Premises Commencement Date as would otherwise have been established pursuant to this Section 8(a)(ii) will be accelerated by the number of days of such Tenant Delays.

(b) SUBSTANTIAL COMPLETION; PUNCH-LIST. For purposes of Section 8(a)(ii) above, the Tenant Improvements will be deemed to be "substantially completed" when Landlord's contractor certifies in writing to Landlord and Tenant that Landlord:
(a) is able to provide Tenant with reasonable access to the Expansion Space; (b) has substantially performed all of the Tenant Improvement Work required to be performed by Landlord under this Work Letter Agreement, other than decoration and minor "punch-list" type items and adjustments which do not materially interfere with Tenant's access to or use of the Expansion Space; and (c) has obtained a temporary certificate of occupancy or other required equivalent approval from the local governmental authority permitting occupancy of the Expansion Space. Within ten (10) days after receipt of such certificate from Landlord's contractor, Tenant will conduct a walk-through inspection of the Expansion Space with Landlord and provide to Landlord a written punch-list specifying those decoration and other punch-list items which require completion, which items Landlord will thereafter diligently complete.

(c) DELIVERY OF POSSESSION. Landlord agrees to deliver possession of the Expansion Space to Tenant when the Tenant Improvements for the Expansion Space have been substantially completed in accordance with Section (b) above. The parties estimate that Landlord will deliver possession of the Expansion Space to Tenant and the New Term will commence on or before September 1, 2000. Subject to the terms and conditions of the Amendment, Landlord agrees to use its commercially reasonable efforts to cause the Expansion Space to be substantially completed on or before September 1, 2000. Tenant agrees that if Landlord is unable to deliver possession of the Expansion Space to Tenant on or prior to September 1, 2000, the Amendment will not be void or voidable, nor will Landlord be liable to Tenant for any loss or damage resulting therefrom. Landlord shall deliver the Expansion Space to Tenant broom clean, with all Building systems operating and in good working order.

Notwithstanding the foregoing, Tenant shall be entitled to occupy the ninth
(9th) floor for fourteen (14) days prior to the New Premises Commencement Date for purposes of installing Tenant's furniture, fixtures and equipment ("Tenant's Work"). Tenant's Work shall be performed by Tenant at its sole cost and expense. Such early occupancy shall be subject to all of the terms and conditions of the Lease as amended by the Amendment, including, without limitation, the provisions of Sections 15 through 18, except that provided Tenant does not commence the operation of business from the ninth (9th) floor, Tenant will not be obligated to pay Base Rental or any additional rent during such early occupancy period. Tenant shall provide Landlord with prior notice of any such intended early occupancy so as not to interfere with Landlord in the completion of the Tenant Improvements for the New Premises.


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
9. TENANT DELAYS. For purposes of this Work Letter Agreement, "Tenant Delays" means any delay in the completion of the Tenant Improvements resulting from any or all of the following: (a) Tenant's failure to timely perform any of its obligations pursuant to this Work Letter Agreement, including any failure to complete, on or before the due date therefor, any action item which is Tenant's responsibility pursuant to the Work Schedule delivered by Landlord to Tenant pursuant to this Work Letter Agreement; (b) Tenant's changes to Space Plans or Final Plans after Landlord's approval thereof; (c) Tenant's request for materials, finishes, or installations which are not readily available or which are incompatible with the Standards; (d) any delay of Tenant in making payment to Landlord for Tenant's share of the Work Cost; or (e) any other act or failure to act by Tenant, Tenant's employees, agents, architects, independent contractors, consultants and/or any other person performing or required to perform services on behalf of Tenant.

10. FORCE MAJEURE DELAYS. For purposes of this Work Letter, "Force Majeure Delays" means that if either party hereto is delayed or hindered in or prevented from the performance of any act required hereunder by reason of strikes, lock-outs, labor troubles, inability to procure materials, failure of power, governmental moratorium or other governmental action or inaction (including failure, refusal or delay in issuing permits, approvals and/or authorizations), injunction or court order, riots, insurrection, war, fire, earthquake, flood or other natural disaster or other reason of a like nature not the fault of the party delaying in performing work or doing acts required under the terms of the Lease (but excluding delays due to financial inability) (herein collectively, "Force Majeure Delays"), then performance of such act shall be excused for the period of the delay and the period for the performance of any such act shall be extended for a period equivalent to the period of such delay.

11. LANDLORD'S WORK. Landlord, at Landlord's sole cost and expense, and not as part of the Allowance, shall be responsible for renovating the common hallways and lobbies within the New Premises using Building standard colors and materials mutually selected by Landlord and Tenant ("Landlord's Work"). Landlord shall perform Landlord's Work concurrently with the completion of the Tenant Improvements.

        IN WITNESS WHEREOF, the undersigned Landlord and Tenant have caused this Work Letter to be duly executed by their duly authorized signatories as of the date of the Amendment.


        "LANDLORD"                  STARWOOD O.C. PORTFOLIO I, L.L.C.
                                    a Delaware limited liability company

                                    By: Starwood O.C. Holdings, L.L.C.
                                        a Delaware limited liability company,
                                        its sole member

                                        By: Transwestern O.C., L.L.C.,
                                            a Delaware limited liability company
                                            a manager and member

                                            By: Transwestern Investment Company,
                                                L.L.C.,
                                                Its:  Agent


                                                 By: /s/ STEPHEN D. MILLER
                                                    Stephen D. Miller
                                                    Vice President

        "TENANT"                    STARBASE CORPORATION,
                                    a Delaware corporation


                                    By: /s/ DOUGLAS S. NORMAN
                                        ----------------------------------------
                                        Print Name: Douglas S. Norman
                                                    ----------------------------
                                        (Vice) President
                                        Date: 5/10/00
                                              ----------------------------------

                                    By:
                                        ----------------------------------------
                                        Print Name:
                                                    ----------------------------
                                        (Assistant) Secretary
                                        Date:
                                              ----------------------------------


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